October 30, 1996


InteroAct Systems, Incorporated
14 Westport Avenue
Norwalk, Connecticut 06851

Gentlemen:

         You have requested our opinion regarding certain Federal income tax consequences of (i) the exchange, pursuant to the offer (the "Exchange Offer") by InteroAct Systems, Incorporated, a North Carolina corporation (the "Company"), of an aggregate of $142,000,000 principal amount at maturity of 14% Senior Discount Notes due 2003 (the "New Notes") for an equal principal amount at maturity of 14% Senior Discount Notes due 2003 (the "Old Notes") and (ii) the ownership and disposition of the New Notes.

         In formulating our opinion, we have examined such documents as we have deemed appropriate, including the Registration Statement on Form S-4 (Registration No. 33-12091), as amended (the "Registration Statement"), that the Company filed with the Securities and Exchange Commission (the "SEC") on the date hereof with respect to the registration of the New Notes under the Securities Act of 1933, as amended (the "Act"). We also have examined such other materials and have obtained such additional information as we have deemed relevant and necessary.

         The terms of the Exchange Offer, of the Old Notes and of the New Notes, which are set forth in the Registration Statement, are incorporated herein by reference.

         Based on and subject to the foregoing and subject to the qualifications, limitations and exceptions contained in the Prospectus forming a part of the Registration Statement (the "Prospectus"), the legal conclusions set forth under the heading "Certain Federal Income Tax Considerations" in the Prospectus represent our opinion as to the material United States Federal income tax consequences to a holder of Old Notes of the exchange of Old Notes for New Notes pursuant to the Exchange Offer and of the ownership and disposition of New Notes.

         The  foregoing  opinion is based on current  provisions of the Internal
Revenue  Code  of  1986,  as  amended,  the  Treasury  Regulations   promulgated
thereunder,  published  pronouncements


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InteroAct Systems Incorporated
October 30, 1996
Page 2

of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to under the heading "Certain Federal Income Tax Considerations" in the Prospectus.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

                                  Very truly yours,

                                  SCHELL BRAY AYCOCK ABEL & LIVINGSTON P.L.L.C.